Project WORLD

Special Committee Discussion Materials

August 2, 2023 / Confidential

Jefferies

Disclaimer

The following pages contain material provided to the Special Committee (the "Committee") of the Board of Directors (the "Board") of WORLD (the "Company") by Jefferies LLC ("Jefferies") in connection with Project WORLD.

These materials were prepared on a confidential basis in connection with an oral presentation to the Board and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are solely for use of the Board in its evaluation of the proposed transaction and may not be used for any other purpose or disclosed to any party without Jefferies' prior written consent.

The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies by the Company. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein, or any oral information provided herewith or data any of them generates. Jefferies undertakes no obligation to update these materials.

This presentation is a preliminary valuation only and does not constitute a fairness opinion of Jefferies as to the value of the Company, and as such, should not be relied upon by the Company or by any other person as such.

Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.

Situation Update

- Since our last meeting with the special committee, Jefferies has held exploratory conversations with both Martin Franklin ("Bidder") (and his advisors) and with a selection of potentially interested alternative buyers
  - In all conversations, we have indicated that the special committee is in the early stages of its review and no decisions have been taken about potential sale, consistent with public disclosure
- Bidder commentary:
  - Working with Citi on M&A advisory and financing
  - Expects to contribute equity sufficient to capitalize potential combined company (with Royal Oak) to ~3.5x leverage
  - Indicated a focus on protecting and maximizing the value of his existing investment (whether through purchase and integration with Royal Oak, or through sale to a third party at a higher price)
  - Concerned about the Company's leverage and liquidity, and indicated will not be supportive of a standalone path or a potentially dilutive equity raise
  - Concerned about the potential for certain senior management departures during the process, and indicated that he would lose interest if this occurs
  - Eager to move quickly, although understand it must be in the framework of special committee process
- Exploratory discussions with potential other bidders:
  - Limited inbound interest, despite public disclosure and news flow
  - Jefferies has flagged the situation to a number of the most likely potential PE and strategic buyers
  - A number of them have expressed some level of interest in spending time, should there be a process
  - Those who have indicated low or no interest expressed concerns about:
    - Category considerations (sweeteners, FDA/WHO)
    - Public transaction appetite (or perception of) contested situation
    - Tobacco exposure

Summary of Exploratory Outreach to Date

Potentially Interested	Pending Feedback	Unlikely To Be Interested
Advent International Global Private Equity	Bain Capital	Apollo
Ardian	Gridiron Capital	Bansk
butterfly	Olympus Partners	Cornell Capital
Capvest	One Rock Capital Partners	Investindustrial building better companies
cerberus	TowerBrook	KKR
Court Square	Yellow Wood Partners	Kelso Private Equity
Gamut Capital		Oaktree
Gemspring		Paine Schwartz Partners
H.I.G. Capital		Vestar
MidOcean Partners		
Nexus Capital		
Peak Rock Capital®		
Platinum Equity		

Strategics

- B&G Foods, Inc.
- Post

Inbound Interest Received

Illustrative M&A Process Timeline

Preliminary & Confidential
Subject to Refinement / Change


July
August
September
October
November
Strategic Alternatives Review
Develop Model and Overview Materials
Virtual Data Room Staging
Q2 Earnings Release(1)
Exploratory Outreach to Potential Buyers
Negotiate NDAs
Distribute Model & Overview Materials
Potential Management Interaction with Buyers
Receive Preliminary Indications of Interest
Open Virtual Data Room
Management Presentations / Functional Diligence Sessions
Ongoing Business, Legal and Financial Diligence
Receive Final Bids
Confirmatory Diligence, (if any)
Merger Agreement Negotiations
Closing Process (e.g., potential go shop, shareholder vote or tender offer)
Target Signing
Key Decision Point
Key Decision Point
Key Decision Point

(1) August 9, 2023 based on CapitalIQ Estimated Earnings Release Date (CIQ Derived) as of July 14th, 2023.

Appendix

Summary of Potential Additional Outreach

Preliminary & Confidential
Subject to Refinement / Change

Strategic

WholeCo

- Associated British Foods plc
- Conagra Brands
- Cumberland Packing corp
- Florida Crystals
- G
- Goya
- Heartland Food Products Group
- Ingredion
- KraftHeinz
- McCormick
- Nestlé
- the Simply Good Foods Company
- Strauss
- The J.M. Smucker Co
- U.S. Sugar

Food & Ingredients Segment Only

- ADM
- Bunge
- Darling Ingredients
- Südzucker
- symrise
- Tate & Lyle

Financial Sponsors

- American Industrial Partners
- Arbor Investments
- Brynwood Partners Consumer Private Equity
- CentrePartners
- Durational Capital Management
- Falfurrias Capital
- Kainos Change Capital at Work
- Littlejohn & Co.
- SearchLight
- Wind Point Partners
- Wynnchurch | Capital